Exhibit 10.3

FIGS, INC.

STOCK OPTION GRANT NOTICE

(2016 EQUITY INCENTIVE PLAN)

Figs, Inc. (the “Company”), pursuant to its 2016 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐ Incentive Stock Option[1]	☐ Nonstatutory Stock Option

Exercise Schedule:	☒ Same as Vesting Schedule	☐ Early Exercise Permitted

Vesting Schedule:	[Sample of standard vesting. One-fourth (1/4th) of the shares vest one year after the Vesting Commencement Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, subject to Optionholder’s Continuous Service as of each such date.]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒ By cash, check, bank draft or money order payable to the Company

☒ Pursuant to a Regulation T Program if the shares are publicly traded

☒ By delivery of already-owned shares if the shares are publicly traded

☐ By deferred payment

☒ If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

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If this is an Incentive Stock Option, it (plus other outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, and (ii) the following agreements only. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

OTHER AGREEMENTS:

FIGS, INC.		OPTIONHOLDER:

By:
	Signature		Signature
Title:		Date:
Date:

ATTACHMENTS: Option Agreement, Equity Incentive Plan and Notice of Exercise

ATTACHMENT I

OPTION AGREEMENT

ATTACHMENT II

EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

FIGS, INC.

2016 EQUITY INCENTIVE PLAN

OPTION AGREEMENT

(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION)

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Figs, Inc. (the “Company”) has granted you an option under its 2016 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. VESTING. Your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

4. EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:

(a) a partial exercise of your option will be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

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(b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Stock Purchase Agreement;

(c) you will enter into the Company’s form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d) if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Stock Options.

5. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a) Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b) Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

(c) If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

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(d) Pursuant to the following deferred payment alternative:

(i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, will be due four (4) years from date of exercise or, at the Company’s election, upon termination of your Continuous Service.

(ii) Interest will be compounded at least annually and will be charged at the minimum rate of interest necessary to avoid (1) the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement and (2) the classification of your option as a liability for financial accounting purposes.

(iii) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a pledge agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

6. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

7. SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).

8. TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, that if (i) you are a Non-Exempt Employee, (ii)

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your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c) twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the tenth (10th) anniversary of the Date of Grant.

If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or your permanent and total disability, as defined in Section 22(e)(3) of the Code. (The definition of disability in Section 22(e)(3) of the Code. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9. EXERCISE.

(a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

(c) If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2) years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.

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(d) By exercising your option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. You also agree that any transferee of any shares of Common Stock (or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s stock are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

10. TRANSFERABILITY. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a) Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

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(c) Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

11. RIGHT OF FIRST REFUSAL. Shares of Common Stock that you acquire upon exercise of your option are subject to any right of first refusal that may be described in the Company’s bylaws in effect at such time the Company elects to exercise its right; provided, however, that if there is no right of first refusal described in the Company’s bylaws at such time, the right of first refusal described below will apply. The Company’s right of first refusal will expire on the first date upon which any security of the Company is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system (the “Listing Date”).

(a) Prior to the Listing Date, you may not validly Transfer (as defined below) any shares of Common Stock acquired upon exercise of your option, or any interest in such shares, unless such Transfer is made in compliance with the following provisions:

(i) Before there can be a valid Transfer of any shares of Common Stock or any interest therein, the record holder of the shares of Common Stock to be transferred (the “Offered Shares”) will give written notice (by registered or certified mail) to the Company. Such notice will specify the identity of the proposed transferee, the cash price offered for the Offered Shares by the proposed transferee (or, if the proposed Transfer is one in which the holder will not receive cash, such as an involuntary transfer, gift, donation or pledge, the holder will state that no purchase price is being proposed), and the other terms and conditions of the proposed Transfer. The date such notice is mailed will be hereinafter referred to as the “Notice Date” and the record holder of the Offered Shares will be hereinafter referred to as the “Offeror.” If, from time to time, there is any stock dividend, stock split or other change in the character or amount of any of the outstanding Common Stock which is subject to the provisions of your option, then in such event any and all new, substituted or additional securities to which you are entitled by reason of your ownership of the shares of Common Stock acquired upon exercise of your option will be immediately subject to the Company’s Right of First Refusal (as defined below) with the same force and effect as the shares subject to the Right of First Refusal immediately before such event.

(ii) For a period of thirty (30) calendar days after the Notice Date, or such longer period as may be required to avoid the classification of your option as a liability for financial accounting purposes, the Company will have the option to purchase all (but not less than all) of the Offered Shares at the purchase price and on the terms set forth in Section 11(a)(iii) (the Company’s “Right of First Refusal”). In the event that the proposed Transfer is one involving no payment of a purchase price, the purchase price will be deemed to be the Fair Market Value of the Offered Shares as determined in good faith by the Board in its discretion. The Company may exercise its Right of First Refusal by mailing (by registered or certified mail) written notice of exercise of its Right of First Refusal to the Offeror prior to the end of said thirty (30) days (including any extension required to avoid classification of the option as a liability for financial accounting purposes).

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(iii) The price at which the Company may purchase the Offered Shares pursuant to the exercise of its Right of First Refusal will be the cash price offered for the Offered Shares by the proposed transferee (as set forth in the notice required under Section 11(a)(i)), or the Fair Market Value as determined by the Board in the event no purchase price is involved. To the extent consideration other than cash is offered by the proposed transferee, the Company will not be required to pay any additional amounts to the Offeror other than the cash price offered (or the Fair Market Value, if applicable). The Company’s notice of exercise of its Right of First Refusal will be accompanied by full payment for the Offered Shares and, upon such payment by the Company, the Company will acquire full right, title and interest to all of the Offered Shares.

(iv) If, and only if, the option given pursuant to Section 11(a)(ii) is not exercised, the Transfer proposed in the notice given pursuant to Section 11(a)(i) may take place; provided, however, that such Transfer must, in all respects, be exactly as proposed in said notice except that such Transfer may not take place either before the tenth (10th) calendar day after the expiration of the thirty (30) day option exercise period or after the ninetieth (90th) calendar day after the expiration of the thirty (30) day option exercise period, and if such Transfer has not taken place prior to said ninetieth (90th) day, such Transfer may not take place without once again complying with this Section 11(a). The option exercise periods in this Section 11(a)(iv) will be adjusted to include any extension required to avoid the classification of your option as a liability for financial accounting purposes.

(b) As used in this Section 11, the term “Transfer” means any sale, encumbrance, pledge, gift or other form of disposition or transfer of shares of Common Stock or any legal or equitable interest therein; provided, however, that the term Transfer does not include a transfer of such shares or interests by will or intestacy to your Immediate Family (as defined below). In such case, the transferee or other recipient will receive and hold the shares of Common Stock so transferred subject to the provisions of this Section, and there will be no further transfer of such shares except in accordance with the terms of this Section 11. As used herein, the term “Immediate Family” will mean your spouse, the lineal descendant or antecedent, father, mother, brother or sister, child, adopted child, grandchild or adopted grandchild of you or your spouse, or the spouse of any child, adopted child, grandchild or adopted grandchild of you or your spouse.

(c) None of the shares of Common Stock purchased on exercise of your option will be transferred on the Company’s books nor will the Company recognize any such Transfer of any such shares or any interest therein unless and until all applicable provisions of this Section 11 have been complied with in all respects. The certificates of stock evidencing shares of Common Stock purchased on exercise of your option will bear an appropriate legend referring to the transfer restrictions imposed by this Section 11.

(d) To ensure that the shares subject to the Company’s Right of First Refusal will be available for repurchase by the Company, the Company may require you to deposit the certificates evidencing the shares that you purchase upon exercise of your option with an escrow agent designated by the Company under the terms and conditions of an escrow agreement

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approved by the Company. If the Company does not require such deposit as a condition of exercise of your option, the Company reserves the right at any time to require you to so deposit the certificates in escrow. As soon as practicable after the expiration of the Company’s Right of First Refusal, the agent will deliver to you the shares and any other property no longer subject to such restriction. In the event the shares and any other property held in escrow are subject to the Company’s exercise of its Right of First Refusal, the notices required to be given to you will be given to the escrow agent, and any payment required to be given to you will be given to the escrow agent. Within thirty (30) days after payment by the Company for the Offered Shares, the escrow agent will deliver the Offered Shares that the Company has repurchased to the Company and will deliver the payment received from the Company to you.

12. RIGHT OF REPURCHASE. To the extent provided in the Company’s bylaws in effect at such time the Company elects to exercise its right, the Company will have the right to repurchase all or any part of the shares of Common Stock you acquire pursuant to the exercise of your option.

13. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

14. WITHHOLDING OBLIGATIONS.

(a) At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

(b) If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing

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of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15. TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option. Because the Common Stock is not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

16. NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control.

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NOTICE OF EXERCISE AND AGREEMENT

FIGS, Inc. 2834 Colorado Ave, Suite 100
Santa Monica, CA 90404	Date of Exercise: _______________

This constitutes notice to FIGS, Inc. (the “Company”) that the undersigned purchaser (“Purchaser”) hereby elects to purchase the below number of shares (the “Shares”) of Common Stock of the Company (the “Common Stock”) for the price set forth below under Purchaser’s stock option, subject to the terms and conditions set forth on Exhibit A hereto.

Type of option (check one):		Incentive ☐		Nonstatutory ☐

Stock option dated:

Number of Shares as to which option is exercised:

Certificates to be issued in name of:

Total exercise price:	$	______________	$	______________

Cash payment delivered herewith:	$	______________	$	______________

The undersigned Purchaser acknowledges receipt of, and understands and agrees to, the terms and conditions set forth in Exhibit A attached to this Notice of Exercise and Agreement (this “Agreement”), which are incorporated by reference.

Very truly yours,

(Signature)

Name (Please Print)

1.

Exhibit A

Terms and Conditions of Stock Option Exercise

(1) Additional Documents and Agreements. Purchaser agrees (a) to provide such additional documents as the Company may require pursuant to the terms of the 2016 Equity Incentive Plan (the “Plan”), (b) to provide for the payment to the Company (in the manner designated by the Company) of the Company’s withholding obligation, if any, relating to the exercise of this option, and (c) if this exercise relates to an incentive stock option, to notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

(2) Lock-Up. Purchaser agrees that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act, Purchaser will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any shares of Common Stock or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act (or such longer period as the underwriters or the Company shall request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) (the “Lock-Up Period”). Purchaser further agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

(3) Transfer Restrictions. Purchaser acknowledges and agrees that the Shares are subject to the restrictions on transfer and right of first refusal set forth in Section 7 and Section 8 of Article VI of the Company’s Amended and Restated Bylaws attached hereto as Attachment 1, as may be amended and/or restated from time to time.

(4) Inspection Rights Waiver. Purchaser hereby acknowledges and agrees that it has been advised and fully understands that a stockholder of a Delaware corporation has certain rights under Section 220 (“Section 220”) of the Delaware General Corporation Law, as amended from time to time, and is entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 (any and all such rights, the “Inspection Rights”). Purchaser hereby unconditionally, irrevocably, and forever waives its Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or otherwise (including, without limitation, by, through or from another stockholder of the Company), and Purchaser further covenants and agrees not to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any demand, claim, action, cause of action, or other proceeding in the pursuit or exercise of Inspection Rights.

2.

(5) Voting Agreement. At all meetings of the Company’s stockholders and in connection with all actions by the Company’s stockholders by written consent in lieu of meetings, if the holders of a majority of the shares of the Company’s voting stock then-outstanding (the “Majority Holders”) approve or reject any matter, or vote to elect or remove any person as a director of the Company, then Purchaser shall vote (in person, by proxy, or by action by written consent, as applicable) all shares of capital stock of the Company directly or indirectly owned of record or beneficially by Purchaser, including the Shares, in the same manner as the Majority Holders to approve or reject such matter or to elect or remove such person as a director. Purchaser shall take all actions and execute all documents reasonably requested by the Company in order to comply with the purposes and intent of this Section 5.

(6) Drag-Along. If the Majority Holders propose to sell, assign or transfer, directly or indirectly, all of their shares of capital stock of the Company to any third party (a “Drag-Along Transfer”), the Majority Holders may exercise drag-along rights in accordance with and subject to the terms, conditions and procedures set forth in this Section 6 (“Drag-Along Rights”).

(a)

The Majority Holders shall give written notice (a “Drag-Along Notice”) at least fifteen (15) days prior to the consummation of such proposed Drag-Along Transfer to Purchaser of any election by the Majority Holders to exercise their drag-along rights hereunder, setting forth (i) the shares proposed to be transferred, (ii) the consideration to be received for such shares, (iii) the identity of the prospective transferee, and (iv) any other material terms and conditions of the proposed transaction. Such notice shall also specify the aggregate number of Shares Purchaser shall be required to transfer. Any transfer of Shares by Purchaser pursuant to the terms hereof shall be for the same amount and form of consideration per share as the Majority Holders will receive in such Drag-Along Transfer, as specified in the Drag-Along Notice.

(b)

Within seven (7) days of delivery of the Drag-Along Notice, Purchaser shall deliver to the Majority Holders such instruments of transfer as shall be reasonably requested by the Majority Holders or the prospective transferee, including, as applicable, one or more stock certificates, properly endorsed for transfer to the transferee, together with a limited power-of-attorney authorizing the Majority Holders to transfer such Shares on the terms set forth in the Drag-Along Notice.

(c)

In the event that any transfer pursuant to this Section 6 is structured as a merger, consolidation or business combination, or any sale of all or substantially all assets, Purchaser must further agree to (i) vote or provide a written consent in favor of the transaction, (ii) take such other action within its power, at no cost to it (other than fees and expenses payable to its advisors (which shall be paid by Purchaser), as may be required to effect such transaction, and (iii) take all action to waive any dissenters, appraisal or other similar rights with respect thereto.

(d)

If the Drag-Along Transfer is not consummated with in one hundred eighty (180) days after delivery of the Drag-Along Notice, the Majority Holders shall (i) return to each Drag-Along Holder the limited power-of-attorney and all certificates representing the shares that Purchaser delivered pursuant to this Section 6 and any other documents in the possession of the Majority Holders executed by Purchaser in connection with the proposed Drag-Along Transfer.

3.

(e)	Notwithstanding the foregoing, a Drag-Along Holder will not be required to comply with this Section 6 in connection with any proposed Drag-Along Transfer, unless:

i.

any representations and warranties to be made by Purchaser in connection with the Drag-Along Transfer are limited to representations and warranties related to authority, ownership and the ability to convey title to the Shares, including, but not limited to, representations and warranties that (i) Purchaser holds all right, title and interest in and to the Shares that Purchaser purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of Purchaser in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by Purchaser have been duly executed by Purchaser and delivered to the acquirer and are enforceable against Purchaser in accordance with their respective terms; and (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of Purchaser’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law or judgment, order or decree of any court or governmental agency;

ii.

Purchaser shall not be liable for the inaccuracy of any representation or warranty made by any other person in connection with the Drag-Along Transfer, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders);

iii.

the liability for indemnification, if any, of Purchaser in the Drag-Along Transfer and for the inaccuracy of any representations and warranties made by the Company, the Majority Holders or the Purchaser in connection with such Drag-Along Transfer, is several and not joint (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any of identical representations, warranties and covenants provided by all stockholders), and subject to any provisions of the Company’s certificate of incorporation and bylaws, as amended, related to the allocation of the escrow, is pro rata in proportion to, and does not exceed, the amount of consideration paid to Purchaser in connection with such Drag-Along Transfer; and

iv.	upon the consummation of the Drag-Along Transfer, Purchaser will receive the same amount and form of consideration per share for Purchaser’s shares as is received by the Majority Holders.

4.

(f)

All costs and expenses incurred by Purchaser in connection with any Drag-Along Transfer, including, without limitation, transfer taxes and legal, accounting and investment banking fees, shall be borne by Purchaser.

(g)

Notwithstanding anything herein to the contrary, there shall be no liability on the part of the Majority Holders to Purchaser if a Drag-Along Transfer is not consummated for any reason, and the Majority Holders shall not be obligated to consummate the proposed Drag-Along Transfer, regardless of whether the Majority Holders have delivered a Drag-Along Notice in respect of such proposed Drag-Along Transfer.

(7) Power of Attorney. In order to secure the performance of Purchaser’s obligations under Section 5 and Section 6, Purchaser hereby irrevocably appoints the Chief Executive Officer of the Company as Purchaser’s attorney-in-fact and proxy of Purchaser (with full power of substitution) to vote, provide a written consent or take any other action with respect to Purchaser’s shares if, and only in the event that, Purchaser fails to vote or provide a written consent with respect to Purchaser’s shares in accordance with the terms of Section 5 or 6 or fails to take any other action in accordance with the terms of Section 5 or 6 within three (3) days of a request for such vote, written consent or action. Upon such failure, the Chief Executive Officer of the Company shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to Purchaser’s shares for the purposes of taking the actions required by Section 5 and Section 6. Purchaser intends this proxy to be, and it shall be, irrevocable and coupled with an interest, and Purchaser shall take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy.

(8) Governing Law; Severability. This Agreement shall be governed in all respects by the internal laws of the State of Delaware, without regard to principles of conflicts of law. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

(9) Termination. Section 5 and Section 6 above shall terminate and be of no further force or effect upon the closing of an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

5.

Attachment 1

Bylaws

6.